Exhibit 99.1

Worldspan Reports First Quarter 2004 Results

First Quarter
Revenue	$248.5 million
Operating Profit	$27.4 million

ATLANTA, May 13, 2004 — Worldspan, L.P. today reported financial results for the first quarter ended March 31, 2004.  The Company reported revenue of $248.5 million and net income of $16.2 million.

“Worldspan’s first quarter results reflect the drive to improve our results through revenue growth and intense focus on operational excellence and cost efficiencies,” said Rakesh Gangwal, chairman, president and chief executive officer of Worldspan.  “We are especially pleased with the 28% increase in online transactions during the quarter and with the progress that Worldspan employees made to deliver superior value to our customers.”

FINANCIAL HIGHLIGHTS

First Quarter 2004

Revenue:  First quarter revenue was $248.5 million, a 6.1% increase from revenue of $234.3 million in the first quarter 2003.  A $25.6 million increase in electronic travel distribution revenue attributable to an increase in transactions processed during the first quarter of 2004 over the same period in the prior year was partially offset by a decrease of $11.4 million in IT Services revenue.  The primary driver of the decreased IT Services revenue was the $8.3 million quarterly credit provided to Worldspan’s former owners under the terms of their respective IT Services agreements.

Operating Profit:  First quarter operating profit was $27.4 million, an increase of $0.1 million, from an operating profit of $27.3 million in the first quarter of 2003.  This change resulted primarily from increased revenue and lower technology and salary expenses, offset partially by higher inducements paid to travel agencies and increased amortization expense resulting from the Company’s acquisition on June 30, 2003.

Net Income:  First quarter net income was $16.2 million compared to a net income of $25.3 million in the same period last year, a decrease of $9.1 million.  The decrease resulted primarily from interest expense associated with debt incurred to fund the acquisition of the Company.

-more-

Global Transactions:  Worldspan’s global transaction volumes increased 13.1% in the first quarter of 2004 compared to the first quarter of 2003, continuing the rebound in transaction activities that began late in the second quarter of 2003.  Transactions in the online channel grew 28.4% on a year-over-year basis, while traditional agency transactions increased by 2.1% in the first quarter 2004 compared to the first quarter of 2003.

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended March 31,
	2004	2003	Change

Revenue:
Electronic travel distribution	$232,539	$206,944	12.4%
Information technology services	15,992	27,401	(41.6)%
Total revenue	248,531	234,345	6.1%

Operating expenses	221,140	207,091	6.8%
Operating profit	27,391	27,254	0.1%

Other expense, net:
Interest expense, net	(10,695)	(1,117)	—
Other, net	(315)	(778)	59.5%

Income before income taxes	16,381	25,359	(35.4)%

Income tax expense	229	57	—

Net income	$16,152	$25,302	(36.2)%

Note:  The Company was acquired on June 30, 2003.  Results from the three months ended March 31, 2004, represent the Successor basis.  Results for the three months ended March 31, 2003, represent the Predecessor basis.

Worldspan, L.P.

Transactions Summary

(in millions)

	First Quarter
	2004	2003	Change

Total Transactions	55.4	49.0	13.1%

Geographic:
North America	43.1	38.5	11.9%
Rest of World	12.3	10.5	17.1%

Channel:
Traditional	29.2	28.6	2.1%
Online	26.2	20.4	28.4%

Air / Non-Air:
Air	50.8	44.7	13.6%
Non-Air	4.6	4.3	7.0%

Conference Call/Webcast

Worldspan will host a conference call discussing its first quarter 2004 results on May 18, 2004, at 11:00 a.m. EDST, which will be Webcast on the Company’s website at www.worldspan.com on the investor relations page.  Please note that a replay of the Earning Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager®.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

Statements in this release and the exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this report was submitted.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the computer reservation system rules of the Department of Transportation; the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or the Company.  The Company may not succeed in addressing these and other risks.  More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including Worldspan’s annual Form 10-K report, Forms 8-K, and Form S-4 Registration Statements.

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CONTACT:  Carla Harris, Worldspan, 770-563-7459, e-mail:  carla.harris@worldspan.com